FAM VARIABLE SERIES FUNDS, INC.

MERCURY HIGH CURRENT INCOME V.I. FUND

SERIES #4

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
1/20/2006	DRS Technologies 6.63% 2/1/16	250,000	350,000,000	Bear Stearns & Co. Inc Wachovia Securities Merrill Lynch & Co. Banc Of America Sec. LLC CIBC World Markets Jefferies & Company Ryan Beck & Co.
1/26/2006	NRG Energy Inc. 7.25% 2/1/14	750,000	1,200,000,000	Morgan Stanley Citigroup Lehman Banc of America Deutsche Bank Goldman Sachs Merrill Lynch
6/28/2006	Windstream Corp 8.13% 8/1/2013	500,000	800,000,000	Merrill Lynch JP Morgan Banc of America Citigroup Global Markets Wachovia Capital Markets Barclays Capital